Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Presents Preclinical Data on PPI-2458

Waltham, MA — September 21, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it presented preclinical data on its investigational compound, PPI-2458, at the Cambridge Healthtech Institute’s Inaugural Targeted Cancer Therapies Conference being held in Cambridge, Massachusetts.  The Company’s presentation, entitled “Inhibitors of Methionine Aminopeptidase-2 (MetAP-2) in the Treatment of Non-Hodgkin’s Lymphoma,” was delivered by William Westlin, Ph.D., Vice President, Preclinical Research.  A copy of the presentation is available on the Company’s website at http://www.praecis.com, under “Investors.”

The Company believes PPI-2458 represents a potentially new and important addition to the growing list of therapeutics aimed at specific molecular oncology targets.  PPI-2458 is a novel, proprietary molecule belonging to the fumagillin class of compounds that specifically targets the MetAP-2 enzyme.  This class of compounds has been shown to prevent both abnormal cell growth and the formation of new blood vessels (known as angiogenesis), which contribute to the growth of aberrant tissues in diseases such as cancer and rheumatoid arthritis.  Clinical development with previous fumagillin derivatives has been limited by their toxicity profile.  In preclinical studies to date, PPI-2458 has demonstrated the potent pharmacologic activity of this class of compounds while displaying an improved pharmacokinetic and toxicity profile.

In preclinical studies conducted separately by PRAECIS and the National Cancer Institute, using both cellular and animal models, PPI-2458 demonstrated significant anti-tumor activity against several varied cancer cell lines.  Preclinical data presented today demonstrates that PPI-2458’s potent inhibition of MetAP-2 presents the potential for use as a new therapy for non-Hodgkin’s lymphoma (NHL).  MetAP-2 is highly expressed in human germinal center B cells.  The neoplastic counterparts of these cells are the cell types observed in certain NHL subtypes, such as diffuse large B cell lymphoma and follicular lymphoma.  PPI-2458 has been shown to reduce the formation of germinal centers in lymphoid tissues in vivo, have direct anti-proliferative activity on NHL cells in vitro and inhibit the growth of NHL tumors in a preclinical model in vivo.  The anti-tumor activity of PPI-2458 was dose-dependent in this preclinical in vivo model and directly correlated with the level of molecular target MetAP-2 enzyme inhibition in tumor tissue, as measured by a proprietary, pharmacodynamic assay developed by PRAECIS.  Additionally, the activity of PPI-2458 in this preclinical model was synergistic with several chemotherapeutic agents that are routinely used in combination in NHL patients.

The Company believes these and other preclinical results provide the non-clinical rationale for clinical investigation of PPI-2458 in patients with certain cancerous tumors.  PRAECIS has initiated a Phase 1 clinical study of PPI-2458 in patients with non-Hodgkin’s lymphoma or solid tumors.  The study is designed to assess the safety and tolerability of orally administered PPI-2458.  As a secondary endpoint, the study will assess the pharmacodynamic activity of PPI-2458.  Additional information about the Company’s clinical trial for PPI-2458 can be accessed on the Internet at www.clinicaltrials.gov.

In addition to the ongoing clinical trial in cancer patients, the Company continues to conduct preclinical evaluations of the use of this compound for treating certain inflammatory and autoimmune disorders, including rheumatoid arthritis.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct SelectTM, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS is also seeking approval to market Plenaxis® in Germany.

This news release contains forward-looking statements regarding the Company’s continued clinical development of PPI-2458. These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA, unexpected results in ongoing and future preclinical or clinical trials and related analyses, and the need for additional research and testing, including those required as a result of unanticipated determinations by the FDA, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.